                                                                     EXHIBIT 5.1



                                 April 17, 1998



CKS Group, Inc.
10441 Bandley Drive
Cupertino, California  95014

                RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

           We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about April 16, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 37,325 shares of your Common Stock (the "Shares"), to be offered for sale by the Selling Stockholders named therein. As legal counsel for CKS Group, we have examined the proceedings taken in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the Section entitled "Plan of Distribution." It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation



                                            /s/ WILSON SONSINI GOODRICH & ROSATI